Exhibit 19
EPR PROPERTIES
INSIDER TRADING POLICY

As adopted by the Board of Trustees of
EPR Properties on October 24, 2023

I. Purpose

This Insider Trading Policy (this "Policy") provides guidelines with respect to transactions in the securities of EPR Properties (together with all of its subsidiaries, the "Company") and the handling of confidential information about the Company and the companies with which the Company does business. The Company's Board of Trustees has adopted this Policy to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) engaging in transactions in the securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to the Company to avoid even the appearance of impropriety. In addition, pursuant to this Policy, the Company will comply with all applicable insider trading laws, rules, regulations and listing standards, including those governing its purchase, sale or other disposition of Company securities.

II. Persons Subject to the Policy

This Policy applies to all officers of the Company, all members of the Company's Board of Trustees and all employees of the Company. The Company may also determine that other persons should be subject to this Policy, such as agents, contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person's household and Controlled Entities (as defined below) of a person covered by this Policy, as described below.

III. Transactions Subject to the Policy

This Policy applies to transactions in the Company's securities (collectively referred to in this Policy as "Company Securities"), including the Company's common shares, options to purchase common shares, or any other type of securities that the Company has issued or may issue, including (but not limited to) preferred shares, senior notes, convertible notes and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Company Securities.

IV. Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer (as defined below) or any other employee or trustee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading "Consequences of Violations."

V. Administration of the Policy

The Company's General Counsel shall serve as the "Compliance Officer" for the purposes of this Policy, and in his absence, any Associate General Counsel of the Company or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

VI. Statement of Policy

It is the policy of the Company that no trustee, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:

1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings "Transactions Under Company Plans," "Transactions Not Involving a Purchase or Sale" and "Rule 10b5-1 Plans;"

2.Recommend that others engage in transactions in any Company Securities;

3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company's policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.Assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no trustee, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material or disclose such information.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

VII. Definition of Material Nonpublic Information

Material Information. Information is considered "material" if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company's stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•Projections of future earnings or losses, or other earnings guidance;

•Changes to previously announced earnings guidance, or the decision to suspend earnings guidance;

•A pending or proposed merger, acquisition or tender offer;

•A pending or proposed acquisition or disposition of a significant asset;

•A pending or proposed offering of Company Securities;

•A pending or proposed joint venture;

•A Company restructuring;

•Significant related party transactions;

•A change in dividend policy or the declaration of a stock split;

•Bank borrowings or other financing transactions out of the ordinary course;

•The establishment of a repurchase program for Company Securities;

•A significant event involving a customer, such as a default, impending bankruptcy or lease termination;

•A change in management;

•A change in auditors or notification that the auditor's reports may no longer be relied upon;

•Development of a significant new product, process, or service;

•Pending or threatened significant litigation, or the resolution of such litigation;

•Impending bankruptcy or the existence of severe liquidity problems;

•The gain or loss of a significant customer;

•A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company's operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or

•The imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones "broad tape," newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the Securities and Exchange Commission (the "SEC") that are available on the SEC's website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company's employees, or if it is only available to a select group of analysts, brokers, rating agencies and institutional investors.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the first full trading day after the information is released. If, for example, the Company were to make an announcement on a Monday before the commencement of trading on the New York Stock Exchange, you should not trade in Company Securities until Tuesday. If, however, the Company were to make an announcement on a Monday after the commencement of trading on the New York Stock Exchange, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

VIII. Transactions by Family Members and Others

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as "Family Members"). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

IX. Transactions by Entities that You Influence or Control

This Policy applies to any entities that you influence or control, including any corporations, limited liability companies, partnerships, charitable organizations, estates or trusts (collectively referred to as "Controlled Entities"), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

X. Transactions Under Company Plans

This Policy does not apply in the case of the following transactions, except as specifically noted:
•Share Option Exercises. This Policy does not apply to the exercise of an employee share option granted pursuant to the Company's plans for cash, by delivery of already owned Company Securities or by net exercise where you have elected to have the Company withhold shares to satisfy the exercise price of the share option. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option, or any market sale of shares acquired upon exercise of an option.

•Restricted Share Awards. This Policy does not apply to the vesting of restricted shares, restricted share units or performance share units. The Policy does apply, however, to any market sale of restricted shares or shares acquired upon settlement of restricted share units or performance share units.

•Dividend Reinvestment and Direct Share Purchase Plan. This Policy does not apply to purchases of Company Securities under the Company's Dividend Reinvestment and Direct Share Purchase Plan (the "DRDSPP") resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to the DRDSPP, and to your election to participate in the DRDSPP or increase or decrease your level of participation in the DRDSPP. This Policy also applies to your sale of any Company Securities purchased pursuant to the DRDSPP.

•Tax Withholding. This Policy does not apply to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an award granted or the vesting of restricted shares, restricted share units or performance share units, under the Company's equity compensation plans. However, this Policy does apply to any market sale for the purpose of generating cash needed to pay tax withholdings.

•Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

XI. Transactions Not Involving a Purchase or Sale

The Company may permit bona fide gifts of securities during periods when trading is restricted, as determined by the Compliance Officer. Whether a gift is bona fide will depend on the circumstances surrounding the gift, such as whether the gift is made to a charity or to a relative or friend of the donor and whether the securities are to be sold immediately thereafter. If you intend to make a gift during periods when trading is restricted, you must review the gift transaction with the Compliance Officer prior to making the gift. Transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

XII. Special and Prohibited Transactions

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company's policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company's preferences as described below:

•Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company's prospects. In addition, short sales may reduce a seller's incentive to seek to improve the Company's performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 (the "Exchange Act") prohibits officers and trustees from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned "Hedging Transactions.")

•Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a trustee, officer or other employee (or other person designated as subject to this Policy) is trading based on material nonpublic information and focus a trustee's, officer's or other employee's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the next paragraph below.)

•Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such transactions may permit a trustee, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the trustee, officer or employee may no longer have the same objectives as the Company's other shareholders. Therefore, trustees, officers and employees (or other person designated as subject to this Policy) are prohibited from engaging in any such transactions.

•Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, trustees, officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan. (Pledges of Company Securities arising from certain types of hedging transactions are governed by the paragraph above captioned "Hedging Transactions.")

•Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a trustee, officer or other employee (or other person designated as subject to this Policy) is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities that extend beyond one trading day. If a person subject to this Policy determines that they must use a standing order or limit order that extends beyond one trading day, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading "Additional Procedures."

XIII. Additional Procedures

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety.

•Pre-Clearance Procedures. All persons subject to this Policy, as well as the Family Members and Controlled Entities of such persons, may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, or permission is granted and the person learns of material non-public information before the transaction is effected, then he or she must refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. Pre-cleared transactions must be completed within five business days of receipt of pre-clearance unless an exception is granted by the Compliance Officer. Transactions not completed within the time limit are subject to pre-clearance again. The Company is not liable for refusing to permit a transaction or for any delay in making or communicating a decision regarding a pre-clearance request, and will not be liable for approving a transaction that is subsequently found to be unlawful or that creates liability for you.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. If the requestor is a trustee or officer of the Company, or is otherwise subject to Section 16 of the Exchange Act, the requestor should also indicate whether he or she has effected any non-exempt "opposite-way" transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and electronically file Form 144, if necessary, at the time of any sale. The granting of permission to engage in a transaction by the Compliance Officer does not provide any assurance to the requestor that the requestor will not be subject to any "short swing" profits liability under Section 16(b) of the Exchange Act.

•Quarterly Trading Restrictions. The persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities (collectively, "Designated Persons"), may not conduct any transactions involving the Company's Securities (other than as specified by this Policy), during a "Blackout Period" beginning on the 25th day of the last month of each fiscal quarter and ending after the first full trading day following the date of the public release of the Company's earnings results for that quarter (and in the case of the last fiscal quarter, its earnings results for the fiscal year then ended). In other words, Designated Persons may only conduct transactions in Company Securities during the "Window Period" beginning on the second trading day following the public release of the Company's quarterly earnings and ending on the 24th day of the last month of the next fiscal quarter.

Under certain very limited circumstances, a Designated Person may be permitted to transact in Company Securities during a Blackout Period, but only if the Compliance Officer concludes that the person does not in fact possess material non-public information. Designated Persons wishing to transact in Company Securities during a Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company Securities.

•Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few trustees, officers and/or employees (or other person designated as subject to this Policy). So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not engage in transactions in Company Securities. In addition, the Company's financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from engaging in transactions in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not engage in transactions in the Company's Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period may not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not engage in transactions in Company Securities due to an event-specific restriction, you should not trade while aware of material nonpublic information. Except as described below, exceptions will not be granted during an event-specific trading restriction period.

•Exceptions. The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings "Transactions Under Company Plans" and "Transactions Not Involving a Purchase or Sale." Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading "Rule 10b5-1 Plans."

•Post-Transaction Notice. Each person or entity covered by this Policy who is subject to reporting obligations under Section 16 of the Exchange Act shall also notify the Compliance Officer (or his or her designee) of the occurrence of any purchase, sale, or other acquisition or disposition of Company Securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by email) and should include the identity of the covered person, the type of transaction, the date of the transaction, the number of shares involved, and the purchase or sale price.

•Timing of Transactions. For purposes of this Section XIII, a purchase, sale, or other acquisition or disposition shall be deemed to occur at the time the person becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

XIV. Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a "Rule 10b5-1 Plan") and must be in accordance with the Company's "Guidelines for Rule 10b5-1 Plans," which are set forth on Appendix A to this Policy. If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur even when the person who has entered into the plan is aware of material nonpublic information.

To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and the Company's "Guidelines for Rule 10b5-1 Plans." In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for trustees and officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company's financial results in an SEC periodic report for the fiscal quarter in which the Rule 10b5-1 Plan was adopted (but in any event, the required cooling-

off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan), and for persons other than trustees and officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Trustees and officers must include a representation in the Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

Any Rule 10b5-1 Plan must be submitted for approval at least five business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

XV. Post-Termination Transactions

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not engage in transactions in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading "Additional Procedures" above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

XVI. Consequences of Violations

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company's Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual's failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the individual's failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

XVII. Company Assistance

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at (816) 303-6612 or by e-mail at paul.turvey@eprkc.com.

XVIII. Certification

All persons subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

Appendix A
Guidelines for Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a "Rule 10b5-1 Plan"). If the plan meets the requirements of Rule 10b5-1, transactions in Company Securities may occur without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information and, if the person is a Designated Person, not during a Blackout Period. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

A Rule 10b5-1 Plan must include a cooling-off period before trading can commence that, for trustees or officers, ends on the later of 90 days after the adoption of the Rule 10b5-1 Plan or two business days following the disclosure of the Company's financial results in an SEC periodic report for the fiscal quarter in which the Rule 10b5-1 Plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan), and for persons other than trustees or officers, 30 days following the adoption or modification of a Rule 10b5-1 Plan. A person may not enter into overlapping Rule 10b5-1 Plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 Plan during any 12-month period (subject to certain exceptions). Trustees and officers must include a representation in their Rule 10b5-1 Plan certifying that: (i) they are not aware of any material nonpublic information; and (ii) they are adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 Plan must act in good faith with respect to that plan.

As specified in this Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval five business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

The following guidelines apply to all Rule 10b5-1 Plans (unless otherwise approved by the Compliance Officer):

1.You may not enter into, modify or terminate a Rule 10b5-1 Plan during a Blackout Period (if you are a Designated Person) or while in possession of material nonpublic information.

2.All Rule 10b5-1 Plans must have a duration of at least six months and no more than two years.

3.For officers and trustees, no transaction may take place under a Rule 10b5-1 Plan until the later of (i) 90 days after adoption or modification (as specified in Rule 10b5-1) of the Rule 10b5-1 Plan or (ii) two business days following the disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the fiscal quarter (the Company's fourth fiscal quarter in the case of a Form 10-K) in which the Rule 10b5-1 Plan was adopted or modified (as specified in Rule 10b5-1). In any event, the cooling-off period is subject to a maximum of 120 days after adoption of the Rule 10b5-1 Plan.

4.For persons other than officers and trustees, no transaction may take place under a Rule 10b5-1 Plan until 30 days following the adoption or modification (as specified in Rule 10b5-1) of a Rule 10b5-1 Plan.

5.Subject to certain limited exceptions specified in Rule 10b5-1, you may not enter into more than one Rule 10b5-1 Plan at the same time.

6.Subject to certain limited exceptions specified in Rule 10b5-1, you are limited to only one Rule 10b5-1 Plan designed to effect an open market purchase or sale of the total amount of securities subject to the Rule 10b5-1 Plan as a single transaction in any 12-month period.

7.You must act in good faith with respect to a Rule 10b5-1 Plan. A Rule 10b5-1 Plan cannot be entered into as part of a plan or scheme to evade the prohibitions of Rule 10b-5. Therefore, although modifications to an existing Rule 10b5-1 Plan are not prohibited, a Rule 10b5-1 Plan should be adopted with the intention that it will not be amended or terminated prior to its expiration.

8.Officers and trustees must include a representation to the Company at the time of adoption or modification of a Rule 10b5-1 Plan that (i) the person is not aware of material nonpublic information about the Company or Company Securities and (ii) the person is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

9.You may not enter into any transaction in Company Securities while the Rule 10b5-1 Plan is in effect.

The Company and the Company's officers and trustees must make certain disclosures in SEC filings concerning Rule 10b5-1 Plans. Officers and trustees of the Company must undertake to provide any information requested by the Company regarding Rule 10b5-1 Plans for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Each trustee, officer and other Section 16 insider understands that the approval or adoption of a pre-planned selling program in no way reduces or eliminates such person's obligations under Section 16 of the Exchange Act, including such person's disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a Rule 10b5-1 Plan.